Exhibit 99.1

Houston American Energy Announces Agreement to Participate
in Pecos County, Texas Well

Houston, Texas – July 25, 2013 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that it has agreed to participate in drilling a 10,000' test well in Pecos County, Texas.

The well, sited on a 725 acre lease block, is planned to test the Devonian chert and Strawn formation targeting potential oil pay.  The block is expected to accommodate multiple offset locations should the test be successful.

Houston American will hold a 10% working interest after the casing point in the test well and in the entire lease block. Houston American's costs in the test well are expected to be $400,000 or less which will be funded from working capital.  Drilling operations are expected to begin in September 2013.

The well operator has drilled over 100 wells on similar prospects on trend.

John F. Terwilliger, Chairman and CEO of Houston American Energy, stated, "While we remain focused on our large blocks in Colombia, we have been pursuing domestic opportunities where we can add shareholder value.  We believe the Pecos County well offers such an opportunity given the favorable track record and economics of wells drilled by the operator on trend.  We are evaluating additional opportunities to participate in other prospects with the operator.  As we continue to build a pipeline of what we believe to be attractive prospects, we expect our drilling activities in the United States to gain momentum."

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.

Forward-Looking Statements

Disclosures in this press release may contain forward-looking statements relating to anticipated or expected events, activities, trends or results.  Such forward-looking statements, include, but are not limited to, statements regarding the results and cost of the test well, potential offsets, future drilling activities, and other statements that are not historical facts.  Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "suggests," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Such statements are made to provide the public with management's current assessment of the Company's business, and it should not be assumed that actual results will prove these statements to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the SEC as we have identified many risk factors that impact our business plan.